Exhibit 10.101
Ms. Michele Mandell
[Home Address]
Dear Michele:
     Thank you for agreeing to consult on an as needed basis through the end of the year to help with the transition of your responsibilities and to accompany me on certain store visits.
     As previously discussed, this is to confirm that in consideration for these consulting services, Talbots agrees to pay you at a daily rate of $2,000 (plus travel) for each full day of consulting services that you provide, up to a maximum of $50,000 (plus travel). Payments will be made for the full gross amounts without withholding or deductions and an IRS Form 1099 will be issued to you by Talbots in connection with these payments. You understand and agree that in your capacity as a consultant you will not be an employee of Talbots. Further, because Talbots will not be taking any withholding or deductions from these payments you acknowledge that it is your responsibility to make any tax payments that may be required.
     If you decide to accept this offer to provide consulting services to Talbots in accordance with the conditions set forth above, please sign the enclosed copy of this Letter Agreement and return it to me.

Sincerely,
/s/ John Fiske, III
John Fiske, III
Executive Vice President, Chief Stores Officer Dated: April 10, 2009

Accepted and Agreed:
/s/ Michele M. Mandell
Michele M. Mandell
Dated: April 10, 2009